EXHIBIT 12

                                     PRIDE PETROLEUM SERVICES, INC.
                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                       NINE MONTHS
                                                                                                          ENDED
                                                               YEAR ENDED DECEMBER 31.                 SEPTEMBER 30,
                                                  ------------------------------------------------   -----------------
                                                   1991      1992       1993      1994      1995      1995      1996
                                                  -------   -------    -------   -------   -------   -------   -------
Historical
    Net earnings from continuing operations
          before provision for income taxes ...   $ 5,718   $(1,359)   $ 3,319   $ 8,134   $22,423   $16,967   $19,353
                                                  -------   -------    -------   -------   -------   -------   -------
    Add:
       Portion of rents representative of the
             interest factor ..................       415       595        688       812       935       632     1,149
       Interest on indebtedness ...............        14         3         10       207     6,158     4,614     9,717
       Amortization of deferred financing costs      --        --         --        --         118        75       139
                                                  -------   -------    -------   -------   -------   -------   -------
           Earnings as adjusted ...............   $ 6,147   $  (761)   $ 4,017   $ 9,153   $29,634   $22,288   $30,358
                                                  =======   =======    =======   =======   =======   =======   =======

Fixed charges:
    Portion of rents representative of the
          interest factor .....................   $   415   $   595    $   688   $   812   $   935   $   632   $ 1,149
    Interest on indebtedness ..................        14         3         10       207     6,158     4,614     9,717
    Amortization of deferred financing costs ..      --        --         --        --         118        75       139

    Capitalized interest ......................      --        --         --         458       250       188     1,152
                                                  -------   -------    -------   -------   -------   -------   -------
           Fixed Charges ......................   $   429   $   598    $   698   $ 1,477   $ 7,461   $ 5,509   $12,157
                                                  =======   =======    =======   =======   =======   =======   =======

Ratio of earnings to fixed charges ............      14.3         *        5.8       6.2       4.0       4.0       2.5
                                                  =======   =======    =======   =======   =======   =======   =======

            *Earnings are inadequate to cover fixed charges by $1,359.